Exhibit 5.5

September 12, 2024

Americold Realty Trust, Inc.

Americold Realty Operating Partnership, L.P.

10 Glenlake Parkway

Suite 600, South Tower

Atlanta, GA 30328

Dear Sirs/Mesdames:

Re:	Nova Cold Logistics ULC (the “Company”)

We have acted as local counsel in the Province of Nova Scotia, Canada (the “Province”) for the Company in connection with (i) post-effective amendment no. 1 (the “Registration Statement Amendment”) filed on September 3, 2024 with the United States Securities and Exchange Commission (the “US Commission”) under the United States Securities Act of 1933, as amended (the “US Act”) to the registration statement of Americold Realty Trust, Inc., a Maryland corporation (formerly Americold Realty Trust, a Maryland real estate investment trust) (“Parent”), and Americold Realty Operating Partnership, L.P., a Delaware limited partnership (the “LP Issuer”), on Form S-3 filed on March 17, 2023 (the “Base Registration Statement” and together with the Registration Statement Amendment, the “Registration Statement”) with the US Commission under the US Act; and (ii) a prospectus supplement dated as of September 5, 2024 (the “Prospectus Supplement”) and filed with the US Commission under the US Act on September 9, 2024.

The Registration Statement Amendment and the Prospectus Supplement relate to, among other things, the offering by the LP Issuer of US$500,000,000 in aggregate principal amount of 5.409% Notes due 2034 (the “Notes”) which are guaranteed, jointly and severally, by Parent, Americold Realty Operations, Inc. (the “Limited Partner”), the Company and other guarantors (collectively with Parent, the Limited Partner and the Company, the “Guarantors”) (the “Guarantees”; the Notes, as guaranteed by the Guarantees, being the “Debt Securities”). The Debt Securities are to be issued under an indenture dated as of the date hereof (the “Base Indenture”) by and among the LP Issuer, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of the date hereof by and among the LP Issuer, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We are furnishing this opinion as an exhibit to the Current Report on Form 8-K of the Parent filed with the US Commission as of the date hereof.

In connection with the opinions set out below, we have examined each of the following documents:

(a)	the Indenture;

(b)	the global note dated as of the date hereof issued by the LP Issuer to Cede & Co., or its registered assigns evidencing the Notes (the “Global Note”);

(c)	the Notation of Guarantee, dated as of the date hereof, issued by the Company (the “Notation of Guarantee”) evidencing the guarantee of the Company (the “Company Guarantee”);

(d)	the Base Registration Statement;

(e)	the Registration Statement Amendment;

(f)	the Prospectus Supplement;

(g)	a certificate of status (the “Certificate of Status”) pertaining to the Company issued by the Registrar of Joint Stock Companies for the Province dated September 11, 2024;

(h)

resolutions of the directors of the Company dated July 23, 2024 authorizing, among other things, the execution and delivery of the Base Indenture, the Supplemental Indenture and the Notation of Guarantee (collectively the “Documents”) and issue of the Company Guarantee by the Company (the “Resolutions”);

(i)	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of the Company contained in the minute book of the Company; and

(j)	a certificate of an officer of the Company dated the date hereof (the “Officer’s Certificate”).

Where a term is defined in the plural herein to refer to a collective the use of the singular thereof refers to any one of the collective.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

In stating our opinions, we have assumed:

(a)

the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, telecopies, conformed or reproduction copies thereof and the authenticity of the originals of such documents;

(b)	the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

(c)	the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate and that such statements shall remain true at the time of any issue of Debt Securities;

(d)

that the Certificate of Status evidences the subsistence of the Company, that the Company has not been dissolved as of the date hereof and that a certificate of status bearing today’s date could be obtained if requested;

(e)

that if any of the Debt Securities are issued to purchasers in the Province, or any significant activities in connection with the issue and sale of the Debt Securities are taken in the Province, such issue and sale will comply with, or be exempt from, the prospectus requirement of the securities laws of the Province and the dealer requirements of the securities laws of the Province will, if applicable, be complied with; and

(f)

that each of the Documents have been delivered by the Company to the other parties thereto or their lawful representatives, either by physical delivery or by such other means as the parties thereto have agreed shall constitute delivery as a factual matter, and that no such delivery was subject to any condition or escrow which has not been satisfied.

The opinions hereinafter expressed are limited to the laws of the Province including the federal laws of Canada applicable therein as of the date of this opinion letter and we express no opinion as to the laws of any other jurisdiction. We assume no responsibility to advise you or update this opinion in the event of any changes in laws or facts.

Based and relying on the foregoing and subject to the assumptions, limitations and qualifications set out herein, we are of the opinion that:

1.

The Company is an unlimited company duly amalgamated and existing under the laws of the Province of Nova Scotia. The Company is registered to carry on business under the Corporations Registration Act (Nova Scotia) and such registration has not been revoked.

2.	The Company has all necessary corporate power and capacity to execute and deliver the Documents and to issue the Company Guarantee, and to perform its obligations under the Documents.

3.	The Company has taken all necessary corporate action to authorize the execution and delivery of the Documents and the issuance of the Company Guarantee.

4.	To the extent that such matters are governed by the corporate laws of the Province, the Documents have been duly executed and delivered by the Company.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. Except as set out below, this opinion may not be disclosed to any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Parent filed with the US Commission as of the date hereof and the incorporation thereof into the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the US Act or the Rules and Regulations of the US Commission thereunder.

Yours very truly,

STEWART MCKELVEY

/s/ Stewart McKelvey

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